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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
 July 30, 2003

WADDELL & REED FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-13913	51-0261715
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

6300 Lamar Avenue
Overland Park, Kansas 66202
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: (913) 236-2000

ITEM 12: RESULTS OF OPERATIONS AND FINANCIAL CONDITION

        The information in this report is being furnished pursuant to Item 12 Results of Operations and Financial Condition, and it amends disclosure made on August 4, 2003 by the Company under Item 9 in accordance with SEC interim guidance issued March 28, 2003. In accordance with General Instruction B.6 of Form 8-K, the information in this report shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

        Waddell & Reed Financial, Inc. has corrected its "Changes in Assets Under Management" table that was included in its second quarter 2003 earnings press release and Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, and discussed on our July 30, 2003 earnings conference call. In reconciling the merger of six of our former Ivy Funds into our W&R Fund family and two of our former Ivy Funds into our Waddell & Reed Advisors Fund family, we incorrectly calculated total "Sales" in the Changes in Assets Under Management table for the quarter. The Company's financial statements, including the income statement, were unaffected by these changes. In addition, the "Beginning Assets," "Ending Assets," front-load sales ($372.0 million), and advisor productivity numbers as reported in the second quarter were not affected. The impact of this correction only affected the figures for our Waddell & Reed Advisors channel; the figures for our Wholesale channel were unaffected.

        The merger of the eight former Ivy Funds with five W&R Funds and two Waddell & Reed Advisors Funds occurred on June 16, 2003; therefore, no previous periods were affected.

        As a result of the corrections, other subtotals within the "Changes in Assets Under Management" table were affected. The following table (in blackline format) illustrates the corrections.

WADDELL & READ FINANCIAL, INC.
Changes in Assets Under Management
For the quarter ended
(Amounts in millions)

June 30, 2003	Waddell & Reed Advisors Channel	Wholesale Channel	Total
Beginning Assets	$20,833.4	$6,709.6	$27,543.0
Securian Assets	0.0	1,338.4	1,338.4
Sales	~~795.8~~ 578.6	997.0	~~1,792.8~~ 1,575.6
Redemptions	(869.0)	(677.4)	(1,546.4)

Net Sales	~~(73.2)~~ (290.4)	319.6	~~246.4~~ 29.2
Net Exchanges and Adjustments	8.4	(10.1)	(1.7)
Reinvested Dividends and Capital Gains	69.5	37.4	106.9

Net Flows	~~4.7~~ (212.5)	346.9	~~351.6~~ 134.4
Market Appreciation/(Depreciation)	~~1,673.4~~ 1,890.6	787.3	~~2,460.7~~ 2,677.9

Ending Aspects	$22,511.5	$9,182.2	$31,693.7

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2003

WADDELL & REED FINANCIAL, INC.
/s/ JOHN E. SUNDEEN, JR.
By: John E. Sundeen, Jr. Senior Vice President, Chief Financial Officer and Treasurer

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SIGNATURES